PROSPECTUS

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-252665

SenesTech, Inc.

6,912,445 Shares of Common Stock

The Selling Securityholders named in this prospectus may use this prospectus to offer and resell from time to time up to 6,912,445 shares of our common stock, par value $0.001 per share (“Common Stock”), which are comprised of (i) 4,388,854 shares of our Common Stock (the “Shares”) or shares of our Common Stock (the “Pre-funded Warrant Shares”) issuable upon the exercise of the pre-funded warrants (the “Pre-funded Warrants”), in each case issued in a private placement on February 2, 2021 (the “Private Placement”), pursuant to a certain Securities Purchase Agreement by and among us and certain institutional and accredited investors (the “Purchasers”), dated as of January 27, 2021 (the “Securities Purchase Agreement”), (ii) 2,194,427 shares of Common Stock (the “Series A Warrant Shares”) issuable upon the exercise of the warrants (the “Series A Warrants”) issued in the Private Placement, pursuant to the Securities Purchase Agreement, and (iii) 329,164 shares of Common Stock (the “Placement Agent Warrant Shares”) issuable upon the exercise of the placement agent warrants (the “Placement Agent Warrants” and, together with Series A Warrants and the Pre-funded Warrants, the “Warrants”) we issued to certain Selling Securityholders as the designees of H.C. Wainwright & Co., LLC (“Wainwright”) on February 2, 2021, as part of Wainwright’s compensation for serving as our exclusive placement agent in connection with the Private Placement.

The Shares, the Pre-funded Warrants and the Series A Warrants were issued to the Purchasers in reliance upon the exemption from the registration requirements in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D (Rule 506) thereunder. Each Purchaser represented that it was an “accredited investor” (as defined by Rule 501 under the Securities Act). We are registering the offer and resale of the Shares, the Pre-funded Warrant Shares and the Series A Warrant Shares to satisfy a provision in a certain registration rights agreement, dated January 27, 2021 (the “Registration Rights Agreement”), pursuant to which we agreed to register the resale of the Shares, the Pre-funded Warrant Shares and the Series A Warrant Shares.

In addition, the Placement Agent Warrants were issued to Wainwright’s designees in reliance upon the exemption from the registration requirements in Section 4(a)(2) of the Securities Act and Regulation D thereunder.

We will not receive any of the proceeds from the sale of our Common Stock by the Selling Securityholders. However, we will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes.

Any shares of Common Stock subject to resale hereunder will have been issued by us and acquired by the Selling Securityholders prior to any resale of such shares pursuant to this prospectus.

The Selling Securityholders named in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may offer or resell the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Securityholders will bear all commissions and discounts, if any, attributable to the sale of shares of Common Stock offered hereby, and all selling and other expenses incurred by the Selling Securityholders. We will bear all costs, expenses and fees in connection with the registration of the shares of Common Stock offered hereby. For additional information on the methods of sale that may be used by the Selling Securityholders, see “Plan of Distribution” beginning on page 12 of this prospectus.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “SNES.” On February 8, 2021, the last reported sale price for our Common Stock on The Nasdaq Capital Market was $2.10 per share.

This prospectus, including such information that is incorporated by reference, contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described in this prospectus under the heading “Where You Can Find Additional Information.”

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act, and are subject to reduced public company reporting requirements. Please read “Prospectus Summary — Implications of Being an Emerging Growth Company.”

Investing in our Common Stock involves a high degree of risk. Please read “Risk Factors” beginning on page 4 of this prospectus as well as any other risk factors and other information contained in any other document that is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 9, 2021

For investors outside the United States: We have not done anything that would permit possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of securities and the distribution of this prospectus outside the United States.

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PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the Securities and Exchange Commission, or the SEC, as described later in the prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus, including the information incorporated by reference in this prospectus. You should read the entire prospectus and the information incorporated by reference herein carefully, including the information discussed under “Risk Factors” in this prospectus and our financial statements and related notes that are incorporated by reference in this prospectus. Unless the context requires otherwise, references in this prospectus to “Registrant,” “SenesTech,” “Company,” “we,” “us” and “our” refer to SenesTech, Inc.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. The Selling Securityholders named in this prospectus may resell, from time to time, in one or more offerings, the shares of Common Stock offered by this prospectus. We will not receive any of the proceeds from these sales of shares of Common Stock. The Selling Securityholders will bear all costs and fees related to underwriting discounts, selling commissions, transfer taxes and fees, if any. We will bear the expenses incurred in connection with the registration of the shares of Common Stock covered by this prospectus.

You should rely only on the information contained in this prospectus and any accompanying prospectus supplement. We have not, and the Selling Securityholders have not, authorized anyone to provide you with additional or different information. The prospectus may be used only for the purposes for which it has been published. If you receive any other information, you should not rely on it. You should assume that the information contained in this prospectus or any accompanying prospectus supplement is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations or prospects may have changed since that date. You should not rely on or assume the accuracy of any representation or warranty in any agreement that we have filed as an exhibit to the registration statement of which this prospectus is a part or that we may otherwise publicly file in the future because any such representation or warranty was made solely for the benefit of the parties to such agreement, may be subject to exceptions and qualifications contained in separate disclosure schedules, may represent the parties’ risk allocation in the particular transaction, may be qualified by materiality standards that differ from what may be viewed as material for securities law purposes or may no longer continue to be true as of any given date. No offer of these securities is being made in any jurisdiction where such offer or sale is prohibited.

We may file a prospectus supplement to add to, update or change the information contained in this prospectus and, to the extent inconsistent, information in this prospectus will be superseded by the information in the prospectus supplement. Before you invest, you should carefully read this prospectus, the applicable prospectus supplement and the information contained in the documents we refer to under the headings “Where You Can Find Additional Information.”

Our Company

Overview

We have developed and are commercializing a global, proprietary technology for managing animal pest populations, initially rat populations, through fertility control. Although there are myriad tools available to control rat populations, most rely on some form of lethal method to achieve effectiveness. Each of these solutions is inherently limited by rat species’ resilience and survival mechanisms as well as their extraordinary rate of reproduction. ContraPest®, our initial product, is unique in the pest control industry in attacking the reproductive systems of both male and female rats, which our field data shows will result in a sustained reduction of the rat population.

For a complete description of our business, financial condition, results of operations and other important information, please read our filings with the SEC that are incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2019, as amended. For instructions on how to find copies of these documents, please read “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

Corporate and Other Information

We were incorporated in Nevada in July 2004 and reincorporated in Delaware in November 2015. Our principal executive offices are located at 23460 N 19th Ave., Suite 110, Phoenix, AZ 85027, and our telephone number is (928) 779-4143. Our corporate website address is www.senestech.com. The information contained on or accessible through our website is not a part of this prospectus and should not be relied upon in connection with making an investment decision.

This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and therefore we have elected to comply with certain reduced disclosure and regulatory requirements for this prospectus and future filings, including only presenting two years of audited financial statements and related financial information, not having our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and not holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these reduced requirements until we are no longer an “emerging growth company.” We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of our initial public offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. Under Section 107(b) of the JOBS Act, “emerging growth companies” may take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

THE OFFERING

Common Stock offered by the Selling Securityholders

Up to 6,912,445 shares of Common Stock, which are comprised of (i) 4,388,854 Shares or Pre-funded Warrant Shares, (ii) 2,194,427 Series A Warrant Shares, and (iii) 329,164 Placement Agent Warrant Shares.

Selling Securityholders

All of the shares of Common Stock are being offered by the Selling Securityholders named herein. See “Selling Securityholders” on page 5 of this prospectus for more information on the Selling Securityholders.

Use of Proceeds

We will not receive any proceeds from the sale of the shares of our Common Stock in this offering. However, we will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes. See “Use of Proceeds” beginning on page 5 of this prospectus for additional information.

Registration Rights

Under the terms of the Registration Rights Agreement, we have agreed to file this registration statement with respect to the registration of the resale by the Selling Securityholders of the Shares, the Pre-funded Warrant Shares and the Series A Warrant Shares by the 5th calendar day following the date of the Registration Rights Agreement. We have agreed to cause such registration statement to become effective under the Securities Act by the 45th day following the date of the Registration Rights Agreement (or by the 75th day following the date of the Registration Rights Agreement if there is a review of the registration statement by the SEC). In addition, we agreed that, upon the registration statement being declared effective, we will use our best efforts to maintain the effectiveness of the registration statement until the earlier of (i) the Selling Securityholders have sold all of the Shares, the Pre-funded Warrant Shares and the Series A Warrant Shares or (ii) such shares may be resold by the Selling Securityholders pursuant to Rule 144 of the Securities Act, without the requirement for us to be in compliance with the current public information required under such rule and without volume or manner-of-sale restriction. The Selling Securityholders do not have any registration rights in connection with the Placement Agent Warrants. See “Selling Securityholders” on page 5 of this prospectus for additional information.

Plan of Distribution

The Selling Securityholders named in this prospectus, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the shares of Common Stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Securityholders may also resell the shares of Common Stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. See “Plan of Distribution” beginning on page 12 of this prospectus for additional information on the methods of sale that may be used by the Selling Securityholders.

Risk Factors

Investing in our Common Stock involves a high degree of risk. You should carefully read and consider the information beginning on page 4 of this prospectus set forth under the heading “Risk Factors” and all other information set forth in this prospectus, and the documents incorporated herein and therein by reference before deciding to invest in our Common Stock.

Nasdaq Capital Market symbol	SNES

RISK FACTORS

Investing in our securities involves a number of risks. You should not invest unless you are able to bear the complete loss of your investment. You should carefully consider the risks described below and discussed under the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K, as amended, and our most recent Form 10-Qs which are incorporated herein by reference, together with other information in this prospectus and the information and documents incorporated by reference in this prospectus, including our future reports on Form 10-K and 10-Q. These risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our Common Stock could decline and investors could lose all or a part of the money paid to buy our securities. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of these and other factors.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward-looking statements,” which include information relating to future events or future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements can often be identified by words such as: “expect,” “believe,” “estimate,” “plan,” “strategy,” “future,” “potential,” “continue,” “may,” “should,” “will,” and similar references to future periods. Examples include, among others, statements about:

●	The impacts and implications of the COVID-19 pandemic;

●	Our commercialization and promotion strategy and plans, including key elements to our business strategy, how we commercialize, our sales approach, our areas and markets of focus, our pricing strategy, our strategic relationships and which geographic markets we target;

●	Our seeking, obtaining or maintaining regulatory approvals for our product candidates;

●	Our expectations regarding the potential market size for our products and how the market may develop;

●	Our estimates or expectations related to our revenue, cash flow, expenses, capital requirements and need for additional financing;

●	Our plans for our business, including for research and development;

●	The initiation, timing, progress and results of field studies and other studies and trials and our research and development programs;

●	Our financial performance, including our ability to fund operations;

●	Other risks and uncertainties, including those incorporated by reference into this Registration Statement.

Forward-looking statements are neither historical facts nor assurances about future performance. Instead, they are only predictions, based on current beliefs, expectations and assumptions about the future of our business and other future conditions. Forward-looking statements are subject to known and unknown risks, uncertainties and changes in circumstances that are difficult to predict and many of which are outside of our control. Actual events and results may differ materially. Therefore, you should not rely on any of these forward-looking statements.

Any forward-looking statement made by us in this prospectus or documents incorporated by reference herein is based only on information available to us on the date of this prospectus or the date of the applicable document incorporated by reference. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

The Company will receive no proceeds from the resale of the shares of our Common Stock offered by this prospectus by the Selling Securityholders. However, we will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash. Unless otherwise set forth in a prospectus supplement, all of the shares of Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders. The Selling Securityholders will receive all proceeds from such sales.

DILUTION

This offering of the shares of our Common Stock by the Selling Securityholders on a continuous or delayed basis in the future will not result in a change to the net tangible book value per share before and after the distribution of the shares of our Common Stock by the Selling Securityholders. However, purchasers of the shares of our Common Stock from the Selling Securityholders will experience dilution to the extent of the difference between the amount per share paid and the net tangible book value per share of our Common Stock at the time of the purchase.

SELLING SECURITYHOLDERS

Up to 6,912,445 shares of our Common Stock are currently being offered by the Selling Securityholders.

Private Placement

On January 27, 2021, we entered into the Securities Purchase Agreement with the Purchasers, pursuant to which we issued and sold to the Purchasers in the Private Placement an aggregate of (i) 4,388,854 shares of Common Stock, or Pre-funded Warrants to purchase up to an aggregate of 4,388,854 shares of Common Stock, at a purchase price $2.2785 per share of Common Stock or $2.2775 per Pre-funded Warrant, and (ii) Series A Warrants to purchase up to an aggregate of 2,194,427 shares of Common Stock, for gross proceeds of approximately $10.0 million. The Private Placement closed on February 2, 2021.

The Series A Warrants have an exercise price of $2.216 per share. The Series A Warrants are immediately exercisable and will expire five and one-half years following the date of issuance, subject to customary adjustment as set forth in the Series A Warrants.

The Pre-funded Warrants have an exercise price of $0.001 per share. The Pre-funded Warrants are immediately exercisable and may be exercised at any time after their original issuance until such Pre-funded Warrants are exercised in full. A holder of a Pre-funded Warrant may not exercise any portion of such holder’s Pre-funded Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the beneficial ownership limitation to up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise. The Pre-funded Warrants may also be exercised, in whole or in part, by means of a cashless exercise according to a formula set forth in the Pre-funded Warrants.

In connection with the Private Placement, we entered into the Registration Rights Agreement with the Purchasers, pursuant to which, among other things, we agreed to prepare and file with the SEC this registration statement on Form S-3 to register for resale the Shares, the Pre-funded Warrant Shares and the Series A Warrant Shares by the 5th calendar day following the date of the Registration Rights Agreement. We have also agreed to cause such registration statement to become effective under the Securities Act by the 45th day following the date of the Registration Rights Agreement (or by the 75th day following the date of the Registration Rights Agreement if there is a review of the registration statement by the SEC). In addition, we agreed that, upon the registration statement being declared effective, we will use best efforts to keep such registration statement effective until the earlier of (i) the Selling Securityholders have sold all of the Shares, the Pre-funded Warrant Shares and the Series A Warrant Shares or (ii) such shares may be resold by the Selling Securityholders pursuant to Rule 144 of the Securities Act without any public information requirements or volume or manner of sale limitations.

Pursuant to the Registration Rights Agreement, we are registering Shares, the Pre-funded Warrant Shares and the Series A Warrant Shares in order to permit the Selling Securityholders to offer such shares for resale from time to time pursuant to this prospectus. The Selling Securityholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act, or pursuant to another effective registration statement covering those shares.

Wainwright acted as the exclusive placement agent for the Private Placement. Pursuant to a certain engagement letter, dated January 26, 2021, we issued to the designees of Wainwright Placement Agent Warrants to purchase up to 329,164 shares of Common Stock, equal to 7.5% of the aggregate number of Shares and the Pre-funded Warrant Shares. The Placement Agent Warrants are immediately exercisable, will expire five and one-half years following the date of issuance and have an exercise price of $ 2.8481 per share (equal to 125% of the offering price per Share). A holder of a Placement Agent Warrant may not exercise any portion of such holder’s Placement Agent Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the beneficial ownership limitation to up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise. If at any time of exercise, there is no effective registration statement under the Securities Act registering the resale of the Placement Agent Warrant Shares by the Selling Securityholders, then the Placement Agent Warrants may also be exercised, in whole or in part, by means of a cashless exercise according to a formula set forth in the Placement Agent Warrants.

The Selling Securityholders do not have any registration rights in connection with the Placement Agent Warrants.

The Shares, the Pre-funded Warrants, the Series A Warrants, the Pre-funded Warrant Shares, the Series A Warrant Shares, the Placement Agent Warrants and the Placement Agent Warrant Shares have not been registered under the Securities Act and were issued pursuant to the exemption from registration provided in Section 4(a)(2) under the Securities Act, and Rule 506(b) promulgated thereunder.

Information About Selling Securityholders Offering

The shares of Common Stock being offered by the Selling Securityholders are those previously issued to the Selling Securityholders, and those issuable to the Selling Securityholders, upon the exercise of the Warrants. For additional information regarding the issuances of those shares of Common Stock, see “—Private Placement” above. We are registering the shares of Common Stock in order to permit the Selling Securityholders to offer the shares for resale from time to time.

The table below lists the Selling Securityholders and other information regarding the ownership of the shares of Common Stock by each of the Selling Securityholders. The second column lists the number of shares of Common Stock owned by each Selling Securityholders, based on its ownership of the shares of Common Stock and securities convertible into shares of Common Stock, as of February 2, 2021, assuming exercise of the securities convertible into shares of Common Stock held by the Selling Securityholders on that date, without regard to any limitations on exercises.

The third column lists the shares of Common Stock being offered by this prospectus by the Selling Securityholders.

In accordance with the terms of the Registration Rights Agreement, this prospectus generally covers the resale of the sum of (i) the Shares issued to the Selling Securityholders in the “—Private Placement” described above, (ii) the maximum number of Pre-funded Warrant Shares and (iii) the maximum number of Series A Warrant Shares. In addition, this prospectus covers the maximum number of the Placement Agent Warrant Shares. The table below assumes that the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Registration Rights Agreement, without regard to any limitations on the exercise of the Warrants. The fourth column assumes the sale of all of the shares offered by the Selling Securityholders pursuant to this prospectus. The fifth column lists the percentages of shares of Common Stock owned by the Selling Securityholders after this offering, taking account of any limitations on exercise set forth in the applicable convertible securities.

Under the terms of the Warrants, a Selling Securityholders may not exercise the Warrants to the extent such exercise would cause such Selling Securityholders, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon the exercise of the Warrants, which have not been exercised. The number of shares in the second column does not reflect this limitation. The Selling Securityholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Relationship with Selling Securityholders

Neither the Selling Securityholders, nor any persons having control over the Selling Securityholders, have held any position or office with us or our affiliates within the last three years or have had a material relationship with us or any of our predecessors or affiliates within the past three years, other than as a result of the ownership of our shares or other securities.

The amounts and information set forth below are based upon information provided to us by the Selling Securityholders as of January 27-28, 2021, except as otherwise noted below.

Selling Securityholders and Addresses	Shares Beneficially Owned Prior to This Offering		Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus		Number of shares of Common Stock Owned After Offering	Percentage of Common Stock Owned After Offering
Armistice Capital Master Fund Ltd. (1)	3,346,501	(19)	1,645,821	(42)	1,700,680	4.99%
Intracoastal Capital, LLC (2)	847,909	(20)	822,909	(43)	25,000	*
Empery Asset Master, LTD (3)	589,565	(21)	574,977	(44)	14,588	*
Alpha Capital Anstalt (4)	493,746	(22)	493,746	(22)	0	*
Iroquois Master Fund Ltd. (5)	469,585	(23)	460,830	(45)	8,755	*
CVI Investments, Inc. (6)	446,875	(24)	375,000	(46)	71,875
Lind Global Macro Fund LP (7)	394,998	(25)	394,998	(25)	0	*
FiveT Capital Holding AG (8)	329,163	(26)	329,163	(26)	0	*
Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B (9)	300,000	(27)	300,000	(27)	0	*
Empery Tax Efficient III, LP (10)	237,648	(28)	237,648	(28)	0	*
Iroquois Capital Investment Group LLC (11)	199,754	(29)	197,499	(47)	2,255	*
Empery Tax Efficient, LP (12)	176,788	(30)	174,867	(48)	1,921	*
Cavalry Fund I LP (13)	163,536	(31)	163,536	(31)	0	*
Cavalry Special Ops Fund LLC (14)	163,536	(32)	163,536	(32)	0	*
KBB Asset Management (15)	150,000	(33)	150,000	(33)	0	*
Glenbrook Capital LP (16)	186,487	(34)	49,374	(49)	137,113	*
RWL Management, Inc Employees’ Profit Sharing Plan (16)	108,376	(35)	23,043	(50)	85,333	*
The Paxton Lee Shoen 1998 Education Trust (17)	18,167	(36)	13,167	(51)	5,000	*
Paul F. Shoen Revocable Trust (17)	21,667	(37)	13,167	(51)	8,500	*
Michael Vasinkevich (18)	418,241	(38)	211,076	(52)	207,165	*
Noam Rubinstein (18)	205,438	(39)	103,687	(53)	101,751	*
Craig Schwabe (18)	21,730	(40)	11,109	(54)	10,621	*
Charles Worthman (18)	5,805	(41)	3,292	(55)	2,513	*

*	Less than one percent.

(1)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the "Master Fund"), and may be deemed to be indirectly beneficially owned by: (i) Armistice Capital, LLC ("Armistice Capital"), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Certain of the shares are issuable only upon exercise of the pre-funded warrants and the warrants, both of which are subject to certain beneficial ownership limitations. Armistice Capital and Steven Boyd disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Ave, 7th Floor, New York, NY 10022.

(2)	Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal. The address of Intracoastal is 245 Palm Trail, Delray Beach, FL 33483.

(3)	Empery Asset Management LP, the authorized agent of Empery Asset Master, LTD (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of EAM is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York City, NY 10020.

(4)	Nicola Feuerstein has sole voting and dispositive power over the securities held for the account of this Selling Securityholder. This Selling Securityholder’s address is Lettstrasse 32, 9490 Vaduz, Principality of Liechtenstein.

(5)	Iroquois Capital Management L.L.C. is the investment manager of Iroquois Master Fund Ltd. Iroquois Capital Management, LLC has voting control and investment discretion over securities held by Iroquois Master Fund Ltd. As Managing Members of Iroquois Capital Management, LLC, Richard Abbe and Kimberly Page make voting and investment decisions on behalf of Iroquois Capital Management, LLC in its capacity as investment manager to Iroquois Master Fund Ltd. As a result of the foregoing, Mr. Abbe and Mrs. Page may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the shares held by Iroquois Capital Management, LLC and Iroquois Master Fund Ltd. This Selling Securityholder’s address is 125 Park Avenue, 25th Floor, New York, New York 10017.

(6)	Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI Investments, Inc.is affiliated with one or more FINRA member, none of whom are currently expected to participate in the sale pursuant to the prospectus contained in the Registration Statement of Shares purchased by the Investor in this Offering. The address of CVI is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, CA 94111.

(7)	Jeff Easton is the Managing Member of Lind Global Partners, LLC, which is the General Partner of Lind Global Macro Fund, LP, and in such capacity has the right to vote and dispose of the securities held by such entity. Mr. Easton disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. The address for Lind Global Macro Fund, LP is 444 Madison Avenue, 41st Floor, New York, NY 10022.

(8)	Johannes Minho Roth has sole voting and dispositive power over the securities held for the account of this Selling Securityholder. The address of FiveT Capital Holding AG is c/o FiveT Capital AG, Allmendstrasse 140, 8041 Zurich, Switzerland.

(9)	Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B is c/o Ayrton Capital LLC, 55 Post Rd West, 2nd Floor, Westport, CT 06880.

(10)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient III, LP (“ETE III”), has discretionary authority to vote and dispose of the shares held by ETE III and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE III. ETE III, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of ETE III is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York City, NY 10020.

(11)	Richard Abbe is the managing member of Iroquois Capital Investment Group LLC. Mr. Abbe has voting control and investment discretion over securities held by Iroquois Capital Investment Group LLC. As such, Mr. Abbe may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act of the shares held by Iroquois Capital Investment Group LLC. This Selling Securityholder’s address is 125 Park Avenue, 25th Floor, New York, New York 10017.

(12)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of ETE is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York City, NY 10020.

(13)	Thomas Welsh has sole voting and dispositive power over the securities held for the account of this Selling Securityholder. The address of Cavalry Fund I LP is 82 E. Allendale Rd., Ste 5B, Saddle River, NJ 07458.

(14)	Thomas Welsh has sole voting and dispositive power over the securities held for the account of this Selling Securityholder. The address of Cavalry Special Ops Fund, LLC is 82 E. Allendale Rd., Ste 5B, Saddle River, NJ 07458.

(15)	Steve Segal has sole voting and dispositive power over the securities held for the account of this Selling Securityholder. The address of KBB Asset Management is 253 West 73, Apt. 4C, New York, NY 10023.

(16)	Richard Ian Rudgley has sole voting and dispositive power over the securities held for the account of this Selling Securityholder. The address of this Selling Securityholder is 430 Cambridge Avenue, Suite #100, Palo Alto, CA 94306.

(17)	Grover Wickersham has sole voting and dispositive power over the securities held for the account of this Selling Securityholder. Mr. Wickersham served as a director of the Company until February 2019. The address of this Selling Securityholder is 430 Cambridge Avenue, Suite #100, Palo Alto, CA 94306.

(18)	The Selling Securityholder is an affiliate of H.C. Wainwright & Co., LLC., a broker-dealer and placement agent, and at the time of the acquisition of warrants by the Selling Securityholder, such Selling Securityholder did not have any arrangements or understandings with any person to distribute such securities. The address of this Selling Securityholder is 430 Park Ave., New York, NY 10022.

(19)	Includes (i) 897,214 shares of common stock, (ii) 548,607 shares of common stock issuable upon exercise of the Series A Warrants, (iii) 200,000 shares of common stock issuable upon exercise of the Pre-funded Warrants, and (iv) 1,700,680 shares of common stock issuable upon exercise of other warrants owned by this Selling Securityholder. These other warrants contain provisions that provisions that block exercise if such exercise will result in the holder having beneficial ownership of more than 4.99% of Common Stock. Accordingly, no amount of the shares underlying these other warrants is included in the table as beneficially owned.

(20)	Includes (i) 548,606 shares of common stock, (ii) 274,303 shares of common stock issuable upon exercise of the Series A Warrants, and (iii) 25,000 shares of common stock issuable upon exercise of other warrants owned by Intracoastal.

(21)	Includes (i) 255,221 shares of common stock, (ii) 191,659 shares of common stock issuable upon exercise of the Series A Warrants, (iii) 128,097 shares of common stock issuable upon exercise of the Pre-funded Warrants, and (iv) 14,588 shares of common stock issuable upon exercise of other warrants owned by EAM.

(22)	Includes (i) 329,164 shares of common stock, and (ii) 164,582 shares of common stock issuable upon exercise of the Series A Warrants.

(23)	Includes (i) 307,220 shares of common stock, (ii) 153,610 shares of common stock issuable upon exercise of the Series A Warrants, and (iii) 8,755 shares of common stock issuable upon exercise of other warrants owned by Iroquis Master Fund Ltd.

(24)	Includes (i) 250,000 shares of common stock, (ii) 125,000 shares of common stock issuable upon exercise of the Series A Warrants, and (iii) 71,875 shares of common stock issuable upon exercise of other warrants owned by CVI.

(25)	Includes (i) 250,000 shares of common stock, and (ii) 125,000 shares of common stock issuable upon exercise of the Series A Warrants.

(26)	Includes (i) 219,442 shares of common stock, and (ii) 109,721 shares of common stock issuable upon exercise of the Series A Warrants.

(27)	Includes (i) 200,000 shares of common stock, and (ii) 100,000 shares of common stock issuable upon exercise of the Series A Warrants.

(28)	Includes (i) 105,487 shares of common stock, (ii) 79,216 shares of common stock issuable upon exercise of the Series A Warrants, and (iii) 52,945 shares of common stock issuable upon exercise of the Pre-funded Warrants.

(29)	Includes (i) 131,666 shares of common stock, (ii) 65,833 shares of common stock issuable upon exercise of the Series A Warrants, and (iii) 2,255 shares of common stock issuable upon exercise of other warrants owned by Iroquis Capital Investment Group LLC.

(30)	Includes (i) 77,620 shares of common stock, (ii) 58,289 shares of common stock issuable upon exercise of the Series A Warrants, (iii) 38,958 shares of common stock issuable upon exercise of the Pre-funded Warrants, and (iv) 1,921 shares of common stock issuable upon exercise of other warrants owned by ETE.

(31)	Includes (i) 109,024 shares of common stock, and (ii) 54,512 shares of common stock issuable upon exercise of the Series A Warrants.

(32)	Includes (i) 109,024 shares of common stock, and (ii) 54,512 shares of common stock issuable upon exercise of the Series A Warrants.

(33)	Includes (i) 100,000 shares of common stock, and (ii) 50,000 shares of common stock issuable upon exercise of the Series A Warrants.
(34)

Includes (i) 78,216 shares of common stock, (ii) 16,458 shares of common stock issuable upon exercise of the Series A Warrants, and (iii) 91,813 shares of common stock issuable upon exercise of other warrants owned by this Selling Securityholder.

(35)	Includes (i) 93,195 shares of common stock, (ii) 7,681 shares of common stock issuable upon exercise of the Series A Warrants, and (iii) 7,500 shares of common stock issuable upon exercise of other warrants owned by this Selling Securityholder.

(36)	Includes (i) 8,778 shares of common stock, (ii) 4,389 shares of common stock issuable upon exercise of the Series A Warrants, and (iii) 5,000 shares of common stock issuable upon exercise of other warrants owned by this Selling Securityholder.

(37)	Includes (i) 12,278 shares of common stock, (ii) 4,389 shares of common stock issuable upon exercise of the Series A Warrants, and (iii) 5,000 shares of common stock issuable upon exercise of other warrants owned by this Selling Securityholder.

(38)	Includes (i) 211,076 shares of common stock issuable upon exercise of the Placement Agent Warrants, and (ii) 207,165 shares of common stock issuable upon exercise other warrants owned by this Selling Securityholder.

(39)	Includes (i) 103,687 shares of common stock issuable upon exercise of the Placement Agent Warrants, and (ii) 101,751 shares of common stock issuable upon exercise other warrants owned by this Selling Securityholder.

(40)	Includes (i) 11,109 shares of common stock issuable upon exercise of the Placement Agent Warrants, and (ii) 10,621 shares of common stock issuable upon exercise other warrants owned by this Selling Securityholder.

(41)	Includes (i) 3,292 shares of common stock issuable upon exercise of the Placement Agent Warrants, and (ii) 2,513 shares of common stock issuable upon exercise other warrants owned by this Selling Securityholder.

(42)	Includes (i) 897,214 shares of common stock, (ii) 548,607 shares of common stock issuable upon exercise of the Series A Warrants, and (iii) 200,000 shares of common stock issuable upon exercise of the Pre-funded Warrants.

(43)	Includes (i) 548,606 shares of common stock, and (ii) 274,303 shares of common stock issuable upon exercise of the Series A Warrants.

(44)	Includes (i) 255,221 shares of common stock, (ii) 191,659 shares of common stock issuable upon exercise of the Series A Warrants, and (iii) 128,097 shares of common stock issuable upon exercise of the Pre-funded Warrants.

(45)	Includes (i) 307,220 shares of common stock, and (ii) 153,610 shares of common stock issuable upon exercise of the Series A Warrants.

(46)	Includes (i) 250,000 shares of common stock, and (ii) 125,000 shares of common stock issuable upon exercise of the Series A Warrants.

(47)	Includes (i) 131,666 shares of common stock, and (ii) 65,833 shares of common stock issuable upon exercise of the Series A Warrants.

(48)	Includes (i) 77,620 shares of common stock, (ii) 58,289 shares of common stock issuable upon exercise of the Series A Warrants, and (iii) 38,958 shares of common stock issuable upon exercise of the Pre-funded Warrants.

(49)	Includes (i) 32,916 shares of common stock, and (ii) 16,458 shares of common stock issuable upon exercise of the Series A Warrants.

(50)	Includes (i) 15,362 shares of common stock and (ii) 7,681 shares of common stock issuable upon exercise of the Series A Warrants.

(51)	Includes (i) 8,778 shares of common stock and (ii) 4,389 shares of common stock issuable upon exercise of the Series A Warrants.

(52)	Includes 211,076 shares of common stock issuable upon exercise of the Placement Agent Warrants.

(53)	Includes 103,687 shares of common stock issuable upon exercise of the Placement Agent Warrants.

(54)	Includes 11,109 shares of common stock issuable upon exercise of the Placement Agent Warrants.

(55)	Includes 3,292 shares of common stock issuable upon exercise of the Placement Agent Warrants.

PLAN OF DISTRIBUTION

Each Selling Securityholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Securityholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Securityholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Securityholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Securityholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Securityholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Securityholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Securityholders or any other person. We will make copies of this prospectus available to the Selling Securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of Common Stock being offered hereby will be passed upon for us by Perkins Coie LLP, Portland, Oregon.

EXPERTS

The financial statements of the Company as of December 31, 2019 and 2018, and for each of the two years in the period ended December 31, 2019, incorporated by reference in this prospectus have been so incorporated in reliance on the report of M&K CPAS, PLLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The website address is www.sec.gov. The information on the SEC’s website is not part of this prospectus, and any references to this website or any other website are inactive textual references only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We “incorporate by reference” certain information into this registration statement, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and relying on the Fixing America’s Surface Transportation Act, or the FAST Act, as a smaller reporting company, subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the offering, including documents we may file with the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K. This prospectus and any amendments or supplements thereto incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 17, 2020; as amended by Amendment No. 1 to the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2019, filed with the SEC on April 21, 2020.

●	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, filed with the SEC on May 15, 2020, August 13, 2020 and November 13, 2020;

●	Our Current Reports on Form 8-K filed with the SEC on January 28, 2020, February 4, 2020, February 20, 2020, March 6, 2020, April 21, 2020, April 21, 2020, April 22, 2020, April 24, 2020, July 10, 2020, October 23, 2020, October 27, 2020, November 12, 2020 and February 2, 2021 and the Registrant’s Current Report on Form 8-K/A filed with the SEC on July 14, 2020.

●	The description of our Common Stock contained in the Registration Statement on Form 8-A (File No. 001-37941) filed with the SEC on November 7, 2016 pursuant to Section 12(b) of the Exchange Act, which incorporates by reference the description of the shares of our Common Stock contained in the section entitled “Description of Capital Stock” in our Registration Statement on Form S-1 (File No. 333-213736), as initially filed with the SEC on September 21, 2016, as amended, as amended and supplemented by the description of our Common Stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 17, 2020, and any amendment or report filed with the SEC for purposes of updating such description.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other than the date on the front of each document. You may request a free copy of any or all of the reports or documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

SenesTech, Inc.

23460 N 19th Ave., Suite 110

Phoenix, AZ 85027

Attn: Secretary

(928) 779-4143

We also maintain a website at www.SenesTech.com where incorporated reports or other documents filed with the SEC may be accessed. We have not incorporated by reference into this prospectus the information contained in, or that can be accessed through, our website, and you should not consider it to be part of this prospectus.

SenesTech, Inc.

6,912,445 shares of Common Stock

PROSPECTUS

February 9, 2021